Filed pursuant to Rule 433

Registration No. 333-121363

Final Term Sheet

EUR 3,000,000,000 3.75% Global Bonds due 2011

Terms:

Issuer:	KfW

Guarantor:	Federal Republic of Germany

Aggregate Principal Amount:	EUR 3,000,000,000

Denomination:	EUR 1,000

Maturity:	October 14, 2011

Redemption Amount:	100%

Interest Rate:	3.75% per annum, payable annually in arrears

Date of Pricing:	September 13, 2006

Closing Date:	September 20, 2006

Interest Payment Dates:	October 14 in each year

First Interest Payment Date:	October 14, 2007

Interest Accrued to First Payment Date:	EUR 119,897,260.27

Original Issue Discount:	Bonds issued with Original Issue Discount

Currency of Payments:	EUR to CBF USD to DTC bondholder unless it elects EUR

Price to Public/Issue Price:	99.905%

Underwriting Commissions:	0.1%

Proceeds to KfW:	99.805%

Format:	SEC registered global notes

Listing:	Frankfurt Stock Exchange (regulated market)

Business Day:	For payments in EUR: Frankfurt For payments in USD: Frankfurt and New York

Business Day Convention:	Following, unadjusted

Day Count Fraction:	Actual/actual ICMA

Governing Law /Jurisdiction:	German Law; District Court Frankfurt am Main

Gross-Up:	No gross-up if tax deduction or withholding is imposed

Cross-Default:	None

Clearing System:	CBF, CBL, Euroclear and DTC

Selling Restrictions:	European Economic Area, UK, Japan, Canada, Hong Kong

CUSIP:	D25538 BV 6

ISIN:	DE000A0KPWU7

Rating of the Issuer:	AAA by Standard & Poor’s Rating Services, Aaa by Moody’s Investor Services Limited and AAA by Fitch Ratings Limited.[1]

Lead Managers:	Barclays Bank PLC

Citigroup Global Markets Ltd.

Goldman Sachs International

Co-Lead Managers:

ABN AMRO Bank N.V.

BNP Paribas

Credit Suisse Securities (Europe) Limited

Deutsche Bank AG, London Branch

Dresdner Bank Aktiengesellschaft

HSBC Bank plc

J.P. Morgan Securities Ltd.

Merrill Lynch International

Morgan Stanley & Co. International Limited

Nomura International plc

The Royal Bank of Scotland plc

UBS Limited

Stabilization Manager:	Barclays Bank PLC

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. (Certain information on the notes is available under the following links:

http://www.sec.gov/Archives/edgar/data/821533/000132693206000203/w01322 exv7wg.htm#102 and http://www.sec.gov/Archives/edgar/data/821533/000132693206000258/f01354 exv8wh.htm.

KfW’s prospectus relating to the notes is available through the following link:

http://www.sec.gov/Archives/edgar/data/821533/000115697306000021/f01146 b5e424b5.htm#301.)

Alternatively, any manager participating in the offering will arrange to send you the prospectus, which you may request by calling toll-free 1-888-227-2275, Ext. 2663.

[1]	A security rating is not a recommendation to buy, sell or hold securities. Ratings are subject to revision or withdrawal at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating.